Exhibit 10.3

[letterhead of Navigation Technologies Corporation]

To:	Koninklijke Philips Electronics N.V.
F.a.o. Corporate Treasury Department
Breitner Center, Building HBT 12
1070 MX Amsterdam
The Netherlands

Date: June 27, 2003
Number: 9440…

Dear Sirs,

In consideration of you granting a guarantee, dated June 27, 2003 with reference 9440 to ABN AMRO Bank N.V. for our obligations under any loan agreements entered into on the terms and conditions set out in the letter of June 27, 2003 and the Promissory Note of June 27, 2003 as referred to in the guarantee (which guarantee is attached to this letter in the form of a final draft, conformed copy or copy of the executed version, initialed by us for identification purposes, hereinafter the “Guarantee”).

We herewith irrevocably guarantee payment to you of all sums paid by you in accordance with the Guarantee which payment will be effected without undue delay upon receipt by us of a written request for payment substantially in the form as attached to this counter guarantee. Such payment shall be made to the account identified in the request for payment.

Within five business days after the signing hereof, we will pay you a fee equal to 12,5 basispoints over the Amount as defined in the Guarantee, which fee will therefore amount to US$ 3,125 (three thousand one hundred and twenty five US Dollars).

Any payments by us hereunder shall be made free and clear of transfer taxes, withholding taxes or similar charges.

The aforementioned obligations cannot be cancelled or terminated by us. This letter shall be governed by and construed in accordance with the laws of The Netherlands. Any dispute arising hereunder or in connection herewith shall be submitted in first instance to the District Court of Amsterdam, The Netherlands.

Navigation Technologies Corporation

/s/ Judson Green
Judson Green
President and CEO